Exhibit (10) M

PEAPACK-GLADSTONE EMPLOYMENT AGREEMENT

OF FRANK A. KISSEL

This EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of November 25, 2013 (the “Effective Date”), by and among Peapack-Gladstone Financial Corporation (“PGFC”), Peapack-Gladstone Bank (the “Bank”) (PGFC and the Bank are collectively referred to herein as the “Company”), and Frank A. Kissel (the “Kissel”), whose address is PO Box 841, Far Hills , NJ 07931.

WITNESSETH:

WHEREAS, the Company and Kissel previously entered into that certain employment agreement dated January 1, 2008 (the “Prior Agreement”);

WHEREAS, the Company and the Kissel now wish to fully cancel the Prior Agreement and replace said agreement with this Agreement; and

WHEREAS, this Agreement replaces and supersedes the Prior Agreement in its entirety.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties agree as follows:

Section 1. Primary Terms of Employment.

(a)	Title: The Executive shall be employed as Chairman Emeritus.

(b)	Term: The Executive shall be employed by the Company from the date hereof to and through December 31, 2015.

(c)	Compensation: The Executive shall be compensated according to the terms set forth on Exhibit A, attached hereto and made a part hereof.

(d)	Job Duties: The Executive shall serve as an ambassador of goodwill for the Company, and shall endeavor to generate new business for the Company. The Executive shall set his own hours. The Executive shall work in his office, in the field or in his home, at his discretion.

Section 2. Change-in-Control Agreement. The Executive’s prior change-in-control agreement has been cancelled; the Executive shall have no change-in-control agreement.

Section 3. Business Expenses. The Company shall pay or reimburse the Executive for all reasonable entertainment, travel or other expenses incurred by the Executive in connection with the performance of his duties under this Agreement, subject to the Executive’s presentation of appropriate documentation in accordance with such procedures as the Company may from time to time establish.

Section 4. Withholdings. The Company may directly or indirectly withhold from any payments made under this Agreement all Federal, State, City or other taxes and all other deductions as shall be required pursuant to any law or regulation or pursuant to any contributory benefit plan maintained by or on behalf of the Company.

Section 5. Binding Agreement; Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit and obligation of the Executive and the Company and the latter’s successors and assigns. In the case of a sale or merger of either PGFC or the Bank, or both, the acquiring or successor entity shall automatically by such sale or merger become bound by the terms hereof to the same extent and with equal force and effect as the Company is so bound today, and such acquiring or successor entity shall compensate Executive as set forth on Exhibit A hereto through the term hereof. This Agreement is personal to the Executive and may not be assigned by him.

137

Section 6. Governing Law. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New Jersey, without reference to the choice of law principles thereof.

Section 7. Entire Agreement. This Agreement shall constitute the entire agreement among the parties with respect to the matters covered hereby and shall supersede all previous written, oral or implied understandings among them with respect to such matters, including without limitation the Prior Agreement.

Section 8. Amendments. This Agreement may only be amended or otherwise modified, and compliance with any provision hereof may only be waived, by a writing executed by all of the parties hereto. The provisions of this Section 8 may only be amended or otherwise modified by such a writing.

Section 9. Section Headings. The Section headings herein have been inserted for convenience of reference only and shall in no way modify or restrict any of the terms or provisions hereof. When the context admits or requires, words used in the masculine gender shall be construed to include the feminine, the plural shall include the singular, and the singular shall include the plural.

Section 10. Severability. If any provision of this Agreement or application thereof to anyone or under any circumstance is adjudicated to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect any other provision or application of this Agreement which can be given effect without the invalid or unenforceable provision or application and shall not invalidate or render unenforceable such provision or application in any other jurisdiction. If any provision is held void, invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances.

Section 11. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which shall together be deemed to constitute one and the same instrument.

IN WITNESS WHEREOF, PGFC and the Bank have caused this Agreement to be duly executed by the undersigned, thereunto duly authorized, and the Executive has signed this Agreement, all as of the Effective Date.

WITNESS	PEAPACK-GLADSTONE FINANCIAL CORPORATION

By:
Secretary

PEAPACK-GLADSTONE BANK

By:
Secretary

EXECUTIVE

138

Exhibit A

Frank A. Kissel Employement Agreement, dated 11/25/13

Frank A. Kissel

DOB - 10/20/1950

Medicare Eligible - 10/2015

Description of Benefit		2012	2013	2014	2015
		Age 62	Age 63	Age 64	Age 65

Base Salary		$418,000	$200,000	$200,000	$200,000

Bonus		$167,200	$30,000	$—	$—

Medical *	EMPLOYER COST	$5,689	$5,951	$7,247	$7,972
Dental *	EMPLOYER COST	$522	$522	$522	$575
Vision **		$—	$—	$—	$—

Life Insurance	$301,000 Coverage	$798	$578	$578	$578
Long Term Disability		$524	$452	$452	$452
BOLI	Annual Benefit Expense	$24,000	$2,833	$2,833	$2,833

401k
Enhanced Benefit *		$30,348	$30,348	$30,348	$—
Age/Service *		$17,150	$17,150	$17,150	$—
3% QNEC - YE		$7,500	$6,000	$6,000	$6,000
Employer Match		$7,500	$6,000	$6,000	$6,000

* Enhanced Benefit and Age/Service Benefit ends in the year you turn age 65.

Other Benefits:
Auto Cost -personal usage per W-2		$9,800	$9,800	$9,800	$9,800
Annual Insurance - estimate		$3,000	$3,000	$3,000	$3,000
Annual Maintenance - estimate		$1,000	$1,000	$2,000	$2,000

Cell phone - estimate		$1,000	$1,000	$1,000	$1,000
		$694,031	$314,634	$286,930	$240,210

* assume a 10% increase in 2015

** 100 % employee paid benefit

139

EXHIBIT A

FORM OF RELEASE

140